Exhibit 107
CALCULATION OF FILING FEE TABLE
FORM S-1
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933
Silvaco Group, Inc.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common stock, $0.0001 par value per share	Rule 457(a)	6,900,000	$19.00	$131,100,000.00(1)	$0.0001476	$19,350.36
Equity	Common stock, $0.0001 par value per share to be issued upon conversion of outstanding Micron Note(2)	Rule 457(a)	292,398	$19.00	$5,555,562.00	$0.0001476	$820.00
Total Offering Amounts					$136,655,562.00		$20,170.36
Total Fees Previously Paid							$15,498.00
Total Fee Offsets(3)							—
Net Fee Due							$4,672.36
(1)Includes 900,000 shares of common stock that the underwriters have the option to purchase to cover over-allotments, if any, under the Public Offering Prospectus.
(2)Represents shares of the Registrant’s common stock being registered for resale under the Selling Stockholder Resale Prospectus that are issuable upon conversion of $5.0 million aggregate principal amount of outstanding indebtedness under the convertible unsecured promissory note (the “Micron Note”) entered into on April 16, 2024, between the Registrant and Micron Technology, Inc.
(3)The Registrant does not have any fee offsets.